EXHIBIT 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT, dated as of November 19, 2001 (this “Amendment”), to the Credit Agreement, dated as of March 1, 2001 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PG&E Corporation, a California corporation (the “Borrower”), the lenders party thereto (the “Lenders”), General Electric Capital Corporation, a New York corporation, as Co-Arranger (in such capacity, the “Co-Arranger”), Lehman Commercial Paper Inc., a New York corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), and Lehman Brothers Inc., a Delaware corporation, as Lead Arranger and Book Manager (in such capacity, the “Lead Arranger”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, the Co-Arranger, the Administrative Agent and the Lead Arranger are parties to the Credit Agreement;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Administrative Agent, the Lenders and the other parties hereto are willing to agree to the requested amendments on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used herein which are defined in the Credit Agreement are used herein as therein defined.

2.     Amendments to the Credit Agreement.    (a) Appendix A to the Credit Agreement is hereby amended by deleting therefrom the definitions of “Authorized Officer,” “Disclosure Letter,” “Extension Fee,” “Financing Documents,” “Tranche A Lender” and “Tranche B Lender” and by substituting, in lieu thereof, the following in their respective places:

“ ‘Authorized Officer’ shall mean (i) with respect to any Person that is a corporation or a limited liability company, the Chairman, President, any Vice President, Treasurer or Secretary of such Person and (ii) with respect to any Person that is a partnership, the President, any Vice President, Treasurer or Secretary (or Assistant Secretary) of a general partner or managing partner of such Person and in each case whose name appears on a certificate of incumbency of such Person delivered in accordance with the Credit Agreement, as such certificate may be amended from time to time.”

“ ‘Disclosure Letter’ shall mean the letter from the Borrower, addressed to the Administrative Agent and the Lenders, dated as of March 2, 2001, with respect to certain disclosure of the Borrower, as amended, modified or supplemented by the letter dated May 14, 2001 and the letter, captioned “Supplemental Disclosure Letter” dated the First Amendment Effective Date.”

“ ‘Extension Fee’ shall have the meaning set forth in the Fee Letter, the Lehman Fee Letter or the Additional Fee Letter, as applicable.”

“ ‘Financing Documents’ shall mean, collectively, the Credit Agreement, the Notes, the Fee Letter, the Lehman Fee Letter, the Additional Fee Letter, the Escrow Agreement, the Security Documents and the Option Agreement.”

“ ‘Tranche A Lender’ shall be the collective reference to (i) General Electric Capital Corporation, a New York corporation, and (ii) any other holder of the Tranche A Loan (including, without limitation, any Lender which becomes a holder of the Tranche A Loan pursuant to Section 2.10).”

“ ‘Tranche B Lender’ shall be the collective reference to Lehman Commercial Paper Inc., a New York corporation, and any Assignee thereof pursuant to Section 9.11.”

(b) Appendix A to the Credit Agreement is hereby amended by adding thereto each of the following new definitions in its proper alphabetical order:

“ ‘Additional Extended Date Certain’ shall mean each of (i) March 2, 2005, and (ii) March 2, 2006.”

“ ‘Attala Note’ shall mean that certain Promissory Note dated September 28, 2000, executed by Attala Power Corporation, a Delaware corporation, in favor of the Borrower.”

“ ‘Additional Fee Letter’ shall mean the fee letter, dated the First Amendment Effective Date, between the Borrower and the Administrative Agent.”

“ ‘Bring Down Disclosure Letter’ shall mean the letter captioned “Bring Down Disclosure Letter” from the Borrower, addressed to the Administrative Agent and the Lenders, dated the First Amendment Effective Date.”

“ ‘Excess Additional Option Percentage’ shall have the meaning provided in Section 2.10(c).”

“ ‘Extension Interest Prepayment Amount’ shall mean with respect to an extension of the maturity date granted pursuant to Section 2.9(b) of the Credit Agreement the amount that is the total amount of interest payable on the Loans during such extension period based on a one-year Eurodollar Rate as of the first date of such extension discounted to present value as of such date using a discount rate of 4.25%.”

“ ‘First Amendment Effective Date’ shall mean the date on which the First Amendment, dated as of November 16, 2001, to this Agreement became effective in accordance with its terms, which date is November 19, 2001.”

“ ‘LLC’ shall mean individually and collectively PG&E National Energy Group, LLC, a Delaware limited liability company and the New LLC.

“ ‘NEG Equity Sale’ shall mean the sale of up to 20% of the outstanding equity of NEG, Inc., substantially in the manner described in the NEG Equity Sale Letter with such changes in the transactions described therein as may hereafter occur; provided that no such changes will be made that will adversely affect the Lenders’ security interest in the Collateral or the rights of the Holders under the Option Agreement (other than the effect of the release of up to 20% of the outstanding equity of NEG, Inc. to be released by the Lenders pursuant to the terms hereof in connection with any NEG Equity Sale).”

“ ‘NEG Equity Sale Letter’ shall mean the letter from the Borrower addressed to the Administrative Agent and the Lenders dated of even date herewith, describing the terms of a potential sale of no more than 20% of the outstanding equity of NEG, Inc. and certain other actions related thereto.”

“ ‘New Investor’ shall mean any purchaser of shares of the outstanding equity of NEG, Inc. in connection with the NEG Equity Sale, and their successors and assigns.”

“ ‘New LLC’ shall have the meaning provided in Section 7.”

“ ‘Supplemental Schedule’ shall mean the “Supplemental Schedule” delivered by the Borrower to the Administrative Agent and the Lenders on the First Amendment Effective Date.”

“ ‘Utility Spin-Off’ shall mean individually and collectively, any transfers, Investments, Indebtedness, Dividends, and other transactions to the extent substantially consistent with the transactions described in the attached Annex 1 and undertaken pursuant to a confirmed plan of reorganization of PGE Utility under Chapter 11 of the Bankruptcy Code.”

(c)  Section 2 of the Credit Agreement is hereby amended by adding the following new Section 2.10 at the end thereof:

“2.10    Conversion of Tranche B Loan; Conversion of Put Option Purchase Price to Tranche A Loans.    (a) Notwithstanding anything in this Agreement or any other Financing Document to the contrary, on the First Amendment Effective Date, $92,000,000 of the outstanding principal amount of the Tranche B Loan shall be automatically converted into, and become part of, the Tranche A Loan with the identical terms of the existing Tranche A Loan and shall be held by the Tranche B Lender and any Assignee thereof on a ratable basis. For the avoidance of doubt, after giving effect to the conversion described above, the aggregate principal amount of the Tranche A Loan and the Tranche B Loan outstanding on the First Amendment Effective Date shall be $692,000,000 and $308,000,000, respectively.

(b)  In the event that, pursuant to Article VI of the Option Agreement, any Holder exercises its right to put any Option of such Holder to a Purchasing Party on any Put Repurchase Date (as defined in the Option Agreement) prior to the Additional Extended Date Certain, the Put Option Purchase Price (as defined in the Option Agreement) with respect to such put shall be determined in accordance with the Option Agreement, and, as provided in Section 6.04 of the Option Agreement, the amount of such Put Option Purchase Price shall be paid in immediately available funds or, at Borrower’s option, shall be deemed to constitute a Tranche A Loan made by such Holder, or its Affiliate Lender, on such Put Repurchase Date in a principal amount equal to the amount of such Put Option Purchase Price.

(c)  In the event that, pursuant to Section 2.01(b) of the Option Agreement, the Holders may be entitled to receive an Additional Option (as defined in the Option Agreement) to purchase from LLC in excess of one percent (1.0%) of the total common equity of NEG, Inc. computed on a Fully Diluted Basis (as defined in the Option Agreement) (such excess only, the “Excess Additional Option Percentage”), at Borrower’s option, (i) LLC may grant such Additional Option with respect to the Excess Additional Option Percentage in accordance with the terms of Section 2.01(b) of the Option Agreement, or (ii) the amount of the Put Option Purchase Price (as defined in the Option Agreement) with respect to such Excess Additional Option Percentage shall be determined in accordance with Section 2.01(b) of the Option Agreement, and, as provided therein, the amount of such Put Option Purchase Price with respect to such Excess Additional Option Percentage (x) shall be paid in immediately available funds or, at Borrower’s option, (y) shall be deemed to constitute a Tranche A Loan made by such Lender on such Put Repurchase Date in a principal amount equal to the amount of such Put Option Purchase Price with respect to such Excess Additional Option Percentage.

Any Tranche A Loan arising pursuant to Section 2.10(b) or (c) shall be subject to the terms and conditions of this Agreement applicable to the Tranche A Loan and shall be evidenced by a Note in a principal amount equal to the applicable Put Option Purchase Price, which Note the Borrower shall duly execute and deliver to such Lender on the applicable Put Repurchase Date.”

(d)  Section 2.9 of the Credit Agreement is hereby amended by deleting such Section in its entirety and by substituting, in lieu thereof, the following:

“2.9    Extension of Maturity Date.    (a) The Borrower may by notice to the Administrative Agent and the holders of the Tranche A Loan not later than thirty (30) days prior to March 2, 2003 or September 2, 2003 (if the maturity date of the Tranche A Loan was extended March 2, 2003 to September 2, 2003), and upon payment of the Extension Fees relating to such extension, extend the maturity date of the Tranche A Loan to the earlier of (i) the date of a Spin-Off of NEG, Inc. and (ii) September 2, 2003 or March 2, 2004, as set forth in the Borrower’s notice, but in no event shall the Date Certain with respect to the Tranche A Loan be beyond March 2, 2004, unless further extended pursuant to Section 2.9(b) below; provided, that there shall be no extension of the maturity date of the Tranche A Loan pursuant to this Section 2.9(a) if on the date of such extension, (i) a Default or an Event of Default shall be continuing or (ii) the Tranche B Loan shall not have been paid in full.

(b)  The Borrower may by notice to the Administrative Agent and the holders of the Tranche A Loan not later than thirty (30) days prior to March 2, 2004 or March 2, 2005 (if the maturity date of the Tranche A Loan was extended to March 2, 2005), and upon payment of the Extension Fees relating to such extension, extend the maturity date of the Tranche A Loan to the earlier of (i) the date of a Spin-Off of NEG, Inc. and (ii) March 2, 2005 or March 2, 2006, respectively, but in no event shall the Date Certain with respect to the Tranche A Loan be beyond March 2, 2006; provided, that there shall be no extension of the maturity date of the Tranche A Loan pursuant to this paragraph (b) if (i) on the date of such extension, a Default or an Event of Default shall be continuing, (ii) the Tranche B Loan shall not have been paid in full on or before the earlier of (x) March 3, 2002 and (y) the date which is twenty (20) days after the Borrower or any of its Subsidiaries receives cash payment in full of the Attala Note, in an amount equal to 100% of such cash payments or (iii) on the date of such extension the Borrower (x) does not own cash or Cash Equivalents in its name in an amount no less than 15% of the total principal amount of Loans then outstanding, free and clear of all Liens and (y) has not prepaid the Extension Interest Prepayment Amount.

(c)  Any extension of the maturity date of the Tranche A Loan made pursuant to this Section 2.9 shall become effective on the maturity date in effect immediately prior to giving effect to such extension.”

(e)  Section 3.2(b) of the Credit Agreement is hereby amended by deleting such Section in its entirety and by substituting, in lieu thereof, the following:

“(b)  (i)  In addition to any other mandatory repayments pursuant to this Section 3.2, on the date which is 20 days after the Borrower or any of its Subsidiaries receives any cash payments made pursuant to the Atalla Note, an amount equal to 100% of such cash payments shall be applied on such date in accordance with the requirements of Section 3.2(h).

(ii)  In addition to any other mandatory repayments pursuant to this Section 3.2, on each date on or after the Closing Date upon which LLC, NEG, Inc. or any NEG Subsidiary receives any cash proceeds from any incurrence by LLC, NEG, Inc. or any NEG Subsidiary of Indebtedness for borrowed money, an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of

Indebtedness shall be applied on such date in accordance with the requirements of Section 3.2(h); provided that such Net Debt Proceeds shall not be required to be so applied to the extent such Net Debt Proceeds are (x) retained as cash or Cash Equivalents by LLC, NEG, Inc. or any NEG Subsidiary or (y) applied to repay Indebtedness for borrowed money of NEG, Inc. or any NEG Subsidiary or (iii) reinvested in the business of NEG, Inc. or any NEG Subsidiary within the scope of business as described by the Business Plan; provided, further, that if a Default or Event of Default shall have occurred and be continuing, such reinvestment may only be made to the extent specified in Part II of the Business Plan.”

(f)  Section 3.2(h) of the Credit Agreement is hereby amended by deleting such Section in its entirety and by substituting, in lieu thereof, the following:

“(h)  Each amount (other than any amount described in Section 3.2(b)(A)) required to be applied pursuant to this Section 3.2(h) shall be first paid to the Lenders ratably according to the respective outstanding principal amounts of Loans held by the Lenders and shall be applied by each Lender to payment of any amount owing to such Lender under Section 2.8, then to payment of any interest then due and payable to such Lender, and then to reduce ratably the remaining principal balance of the Loans of such Lender. Each amount described in Section 3.2(b)(i) required to be applied pursuant to this Section 3.2(h) shall be first paid to the Tranche B Lenders ratably according to the respective outstanding principal amounts of the Tranche B Loan held by such Tranche B Lenders and shall be applied by each such Tranche B Lender to payment of any amount owing to such Tranche B Lender under Section 2.8, then to payment of any interest then due and payable to such Tranche B Lender on account of the Tranche B Loan, and then to reduce the remaining principal balance of the Tranche B Loan of such Tranche B Lender; and after payment in full of the amounts described above in this sentence, any funds remaining from the amount described in Section 3.2(b)(A) shall be applied as specified in the first sentence of this paragraph.”

(g)  Section 5.16(c) is hereby amended by deleting such clause (c) in its entirety and substituting, in lieu thereof, the following:

“(c)  Each member of the NEG Group (other than a QF during the period during which it was a QF) that owns assets subject to the jurisdiction of FERC pursuant to the FPA or sells power at wholesale in the United States has charged rates or provided services only pursuant to either: (i) one or more rate schedules on file with FERC; or (ii) market rate contracts in compliance with such entity’s market rate authority from FERC, in each case, except such noncompliances with ongoing ministerial FERC filing requirements previously disclosed in writing to Lenders and other noncompliances which, in each case, could not reasonably be expected to affect the status of any member(s) of the NEG Group as an EWG or power marketer or have a Material Adverse Effect or result in a Material Adverse Change to NEG, Inc. or any of the NEG Subsidiaries. Each QF during the period it was a QF has sold power only in a manner consistent with its status as a QF.”

(h)  Section 6.1(a) of the Credit Agreement is hereby amended by deleting the number “45” in line one thereof and substituting the number “60” therefor, and deleting the phrase “and consolidating” in lines three and seven thereof.

(i)  Section 6.1(b) of the Credit Agreement is hereby amended by deleting the number “90” in line one thereof and substituting the number “120” therefor.

(j)  Section 6.18 of the Credit Agreement is hereby amended by deleting such Section in its entirety and by substituting, in lieu thereof, the following:

“6.18  Cash Reserve.    (a) The Borrower shall at all times commencing on March 2, 2002 and until and including the earlier of (i) repayment in full of the Loans and (ii) (x) March 2, 2003 or (y) if such date is extended, March 2, 2004, own cash or Cash Equivalents in its name in an amount no less than 15% of the total principal amount of Loans then outstanding, free and clear of all Liens.

(b) The Borrower shall at all times after the extension of the Date Certain pursuant to Section 2.9(b) and until the Loans are repaid in full own cash or Cash Equivalents in its name in an amount no less than 10% of the total principal amount of Loans then outstanding, free and clear of all Liens; provided, that if at any time after any such extension pursuant to Section 2.9(b) the Borrower shall fail to comply with the requirements of this Section 6.18(b), the Borrower shall be permitted to cure such noncompliance by prepaying the Extension Interest Prepayment Amount.”

(k)  Section 7 of the Credit Agreement is hereby amended to add the following new Section at the end thereof:

“7.12  Nothing in this Section 7 shall prohibit (a) the effectuation of the Utility Spin-Off, (b) the transfer of up to 200 shares of the common stock of NEG, Inc. to a wholly-owned Subsidiary of NEG, Inc. (the “New LLC”), provided that prior to such transfer, the New LLC becomes a party to the Stock Pledge Agreement on the same terms as those applicable to the Borrower, or (c) the NEG Equity Sale.”

(l)  Section 7.1 of the Credit Agreement is hereby amended by deleting the word “and” after the end of clause (xii) thereof, deleting the period after the end of clause (xiii) thereof and substituting therefor the phrase “; and”, and adding the following new clause (xiv) thereto:

“(xiv)  Liens on assets of the Borrower to secure Hedging Agreements entered into in the ordinary course of business by the Borrower hedging the interest rate fluctuations in respect of interest payable on the Loan.”

(m)  Section 7.1 (viii) of the Credit Agreement is hereby amended by deleting the proviso at the end thereof in its entirety and by substituting, in lieu thereof, the following:

“provided that the aggregate amount of deposits at any time pursuant to sub-clauses (y) and (z) and other Indebtedness permitted under Section 7.4(ix) shall not exceed $25,000,000 in the aggregate.”

(n)  Section 7.3 of the Credit Agreement is hereby amended by deleting such Section in its entirety and by substituting, in lieu thereof, the following:

“7.3    Dividends.    The Borrower will not, and will not permit any of the other Covered Parties to, authorize, declare or pay any Dividends (other than the Dividend being Refinanced hereunder), except that (i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to LLC, NEG, Inc. or any NEG Subsidiary, (ii) NEG, Inc. may distribute a note to LLC or the Borrower, and LLC may distribute any such note to the Borrower, solely in connection with the IPO, (iii) LLC may authorize, declare and pay Dividends to the Borrower in connection with a Spin-Off of NEG, Inc. and (iv) NEG, Inc. may pay cash Dividends to any New Investor to the extent that Dividends are paid pro rata to the Borrower and such New Investor in accordance with their respective equity interests in NEG, Inc.

Nothing in this Section shall prohibit the Borrower or LLC from performing in full its obligations under Article VI of the Option Agreement.”

(o)  Section 7.4 of the Credit Agreement is hereby amended by deleting the word “and” after the end of clause (vi) thereof, deleting the period after the end of clause (vii) thereof and substituting therefor a comma, and adding the following new clauses (viii) and (ix) thereto:

“(viii)  Hedging Agreements entered into in the ordinary course of business by the Borrower hedging the interest rate fluctuations in respect of interest payable on the Loan; and

(ix)  other Indebtedness, provided that the aggregate amount of such other Indebtedness together with deposits permitted under sub-clauses (y) and (z) of Section 7.1(viii) shall not exceed the amount set forth in Section 7.1(viii).”

(p)  Section 7.5 of the Credit Agreement is hereby amended by deleting the word “and” after the end of clause (x) thereof, deleting the period after the end of clause (xi) thereof and substituting therefor the phrase “; and”, and adding the following new clause (xii) thereto:

“(xi)  any Investment in a Hedging Agreement entered into by the Borrower hedging the interest rate fluctuations in respect of interest payable on the Loan.”

(q)  Section 9 of the Credit Agreement is hereby amended to add the following new Section 9.24:

“9.24    Release of Liens for NEG Equity Sale.    Concurrently with the consummation of the NEG Equity Sale, the Lenders agree to cause the Collateral Agent (at the expense of the Borrower) to release the security interest held by the Collateral Agent, pursuant to the Stock Pledge Agreement, in the shares of common stock of NEG, Inc. being sold in the NEG Equity Sale.”

(r)  Effective as of the date hereof, anywhere the term “Chief Financial Officer” is used in the Credit Agreement with respect to any Person such term shall be understood to include the Treasurer of such Person.

(s)  Effective as of the date hereof, all references to “Schedule” or “Schedules” in the Credit Agreement or any other Financing Document shall be deemed to be references to the Schedules attached hereto; provided, that references to “Schedule” or “Schedules” in representations or warranties made prior to the date hereof shall be references to the Schedules attached to the Credit Agreement prior to the effectiveness of this Amendment, as modified by the Supplemental Schedule.

3.    Effectiveness.    This Amendment shall become effective as of the date hereof when (i) each Lender shall have received counterparts hereof duly executed by the Borrower, the Co-Arranger, the Lead Arranger, the Administrative Agent and the Lenders, (ii) the Administrative Agent shall have received, for the account of each Lender that has executed this Amendment on or prior to 5:00 p.m. (New York time) on November 19, 2001, an amendment fee in an amount equal to 1.0% of the outstanding Tranche A Loan of such Lender on such date after giving effect to the amendment to Section 2.10 of the Credit Agreement set forth herein, which fee shall be payable to such Lender upon effectiveness of this Amendment, (iii) each Lender shall have received acknowledgments and consents hereto from the Borrower, LLC and NEG, Inc. under the LLC Pledge Agreement and the Stock Pledge Agreement, as applicable, (iv) each Lender shall have received copies of the First Amendment, dated the date hereof, to the Option Agreement, duly executed by each party thereto and consented to by each Person specified therein (the “Option Amendment”) and (v) each Lender shall have received favorable opinions of counsel to the Borrower, LLC and NEG, Inc. covering such matters with respect to this Agreement, the Option Amendment, the Additional Fee Letter and the transactions contemplated hereby as the Lenders shall reasonably request.

4.    Representations and Warranties.    The Borrower hereby represents and warrants that each of the representations and warranties of the Borrower and its Subsidiaries contained in the Credit Agreement and the other Financing Documents (as modified by the Bring Down Disclosure Letter and the Schedules attached hereto) shall be, after giving effect to this Amendment, true and correct in all material respects, as if made on and as of the date hereof except for any representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date; provided that with respect to Section 5.19 of the Credit Agreement the filing by PGE Utility of a petition with the United States Bankruptcy Court on April 6, 2001, shall be an exception to such representation and warranty that no Reportable Event has occurred.

5.    Reference to Credit Agreement.    Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” or words of like or similar import shall mean and be reference to the Credit Agreement as affected and amended by this Amendment.

6.    Continuing Effect of Credit Agreement.    This Amendment shall not be construed as a waiver or consent to any further or future action on the part of the Borrower or any of its Subsidiaries that would require a waiver or consent of the Administrative Agent and/or the Lenders. Except as amended hereby, the provisions of the Credit Agreement and the other Financing Documents are and shall remain in full force and effect.

7.    Counterparts.    This Amendment may be executed in counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be validly executed and delivered by facsimile or other electronic transmission.

8.    GOVERNING LAW, ETC.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.    Expenses.    The Borrower agrees to pay or reimburse the Administrative Agent and each Lender for all of its out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the fees and disbursements of counsel to the Administrative Agent and counsel to General Electric Capital Corporation, as a Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

PG&E CORPORATION

By:	Peter A. Darbee
Name: Peter A. Darbee Title: Senior Vice President and Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and Co-Arranger

By:	J. Alex Urquhart, Jr.
Name: J. Alex Urquhart, Jr. Title: Vice President of GECC

LEHMAN COMMERCIAL PAPER INC., as a Lender and Administrative Agent

By:	Jeff Goodwin
Name: Jeff Goodwin Title: Authorized Signatory

WILMINGTON TRUST COMPANY, as a Lender

By:	Bruce L. Bisson
Name: Bruce L. Bisson Title: Vice President

Each of the undersigned does hereby consent and agree to the foregoing Amendment and acknowledge and agree that (i) all obligations of the Borrower under the Credit Agreement, as amended by the foregoing Amendment, are Secured Obligations (as defined in the relevant Security Document) which are secured by the Security Documents to which it is a party, (ii) all references to the Credit Agreement in the Security Documents refer to the Credit Agreement, as amended from time to time (including pursuant to the foregoing Amendment), and (iii) all references to Loans in the Security Documents refer to the Loans under the Credit Agreement.

PG&E CORPORATION

By:	Peter A. Darbee

Name: Peter A. Darbee
Title: Senior Vice President and Chief Financial Officer

PG&E NATIONAL ENERGY GROUP, LLC

By:	Thomas G. Boren

Name: Thomas G. Boren
Title: President and Chief Executive Officer

PG&E NATIONAL ENERGY GROUP, INC.

By:	Thomas G. Boren

Name: Thomas G. Boren
Title: President and Chief Executive Officer